Exhibit 99.1
Telecom Industry Veteran William Atkins Joins Calix as CFO
Michael Ashby to continue in advisory role for 6 months before retiring
PETALUMA, CA – February 10, 2014 - Calix, Inc. (NYSE: CALX) today announced that the company has appointed William Atkins as executive vice president and chief financial officer effective today. Atkins succeeds Michael Ashby, who has agreed to serve in an advisory capacity for six months and has stepped down from the company's board of directors effective February 11, 2014. Ashby will continue to serve as the principal financial officer and principal accounting officer of Calix through February 28, 2014.
"With Michael's decision to retire, we are fortunate to have the opportunity to welcome William, a seasoned telecom industry veteran, to the role of Calix CFO," said Carl Russo, president and chief executive officer of Calix. "William brings deep experience to Calix in stewarding the growth of public telecommunications companies, large and small. His extensive industry background has given him a significant understanding of the technological and commercial evolution of the sector. We are grateful to Michael for coming out of retirement to help Calix lay the foundations for global expansion and scale, and for being a guiding hand to Calix for over seven years as both CFO and as a member of the company's board of directors."
Atkins joins Calix from Fairfax Media Partners, LLC, a Washington, DC area investment and advisory firm, where he was a senior partner. Prior to Fairfax, William was CFO of Rivada Networks International, LLC, a provider of mobile emergency communications equipment and services for the homeland security and public safety sectors. He also served as EVP and CFO of Intelsat, Ltd., the world's largest fixed satellite telecommunications services operator. Before joining Intelsat, Atkins held various positions at Morgan Stanley, including head of European telecommunications corporate finance. Prior to Morgan Stanley, he co-founded the telecommunications investment banking practice at S.G. Warburg. Atkins has a BA and an MA from Stanford University.
About Calix
Calix (NYSE: CALX) is a global leader in access innovation. Its Unified Access portfolio of broadband communications access systems and software enables communications service providers worldwide to transform their networks and become the broadband provider of choice to their subscribers. For more information, visit the Calix website at www.calix.com.
Investor Inquiries:
David H. Allen
408-474-0080
David.Allen@Calix.com